EXHIBIT 99.1

March 24, 2020

Dear Fellow Stockholder,

In just over two months, coronavirus (COVID-19) has gone from obscurity to a pandemic affecting every facet of American life. The well-being of our associates and their families is paramount, as is the need to provide essential services to the multifamily residents at our 69 properties. These two primary considerations have driven our planning and decision making around COVID-19.

We know that you depend on us to be diligent stewards of the money you have invested with us and wanted to let you know that Steadfast leadership is monitoring the situation closely with the goal of remaining ahead of the curve in our response to this rapidly changing event.

Much of the framework we are utilizing is embedded within the Steadfast culture and values that are centered around continuing to execute our core objectives even in an adverse environment:

•	We intend to provide uninterrupted—although limited—services to our residents. This means reduced office hours and the closure of non-essential amenities.

•	Our resident portal system allows us to continue to collect rent payments, address urgent maintenance requests and communicate with residents.

•	At a corporate level, we utilize technology that enables us to continue day-to-day operations without disruption, even when working remotely.

•At this time, we believe we have sufficient cash on hand for the near term.

While we recognize that these times are anything but typical, we will be steadfast and confront this crisis with determination and unwavering support for one another and will come out stronger on the other side. We wish you health and safety in the weeks to come.

Sincerely,

Rodney F. Emery
Chairman and Chief Executive Officer

Cautionary Statement Regarding Forward Looking Statements

Information in this stockholder letter contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to; the spread of COVID-19 and its impact on the health and well-being of the Company’s tenants and employees of its advisor and property manager, the Company's tenants ability to pay rent; the Company's ability to maintain operations and occupancy at its multifamily apartments; the availability of investment opportunities; the availability and terms of financing; general economic and market conditions; and other factors, including those set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), and other reports filed by the Company with the SEC, copies of which are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.